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For Further Information

Media Relations: Nick Iammartino, 816-932-4835, nick.iammartino@hrblock.com

Investor Relations:	Scott Dudley, 816-932-8342, scott.dudley@hrblock.com

H&R BLOCK EXPECTS TO REPORT PROVISION FOR LOSSES RELATED TO INCREASE IN LOAN REPURCHASES

FOR IMMEDIATE RELEASE Aug. 24, 2006

KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today announced that it expects to record a provision for losses of $102.1 million (after-tax amount of $61.3 million or 19 cents per share) reflecting an increase to the estimated recourse liability recorded by Option One Mortgage Corporation for loan repurchases and premium recapture reserves. The expected provision includes $46.1 million related to loans sold during the quarter ended July 31 and an increase of $56.0 million related to loans sold in previous quarters. The Company expects to increase the estimated recourse liability primarily as a result of recent increases in loan repurchases from its loan sale transactions. The increased level of loan repurchases, which have been noted industrywide, are primarily due to a higher level of repurchase requests from loan buyers and an increase in early payment delinquencies.

The Company will provide additional details when it announces its first quarter fiscal 2007 results on Thursday, Aug. 31, 2006 after market close and will host a conference call for analysts, institutional investors and shareholders at 5 p.m. EDT (4 p.m. CDT) Aug. 31.

About H&R Block

H&R Block Inc. (NYSE: HRB) is a leading provider of tax, financial, mortgage, accounting and business consulting services and products. H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955. The company and its subsidiaries generated revenues of $4.9 billion and net income of $490 million in fiscal year

2006. The company operates in four principal business segments: Tax Services (income tax preparation and advice via in-office, online and software solutions); Mortgage Services (wholesale mortgage originations and loan servicing); Consumer Financial Services (investment and financial advisory services, retail mortgage loans, and banking products and services); and Business Services (tax, accounting and consulting services for midsized businesses). Headquartered in Kansas City, Mo., H&R Block markets its services and products under three leading brands – H&R Block, Option One and RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.

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